EXHIBIT 10B

                     FRED MEYER, INC. BONUS PLAN DESCRIPTION

                         AS AMENDED TO JANUARY 31, 1998


INTRODUCTION:

          The Fred Meyer, Inc. Bonus Plan for 1998 compensates selected employees based on goals and objectives determined periodically by the Company. Under the Bonus Plan, bonuses are allocated based on programs prescribed for each of two categories of participants: (1) Regional and Store bonusable participants, and (2) all other bonusable participants.

REGIONAL AND STORE BONUSABLE PARTICIPANTS PROGRAM:

          Awards for regional and store bonusable participants are based upon predetermined and preapproved objectives for store contribution income, corporate net inventory control (inventory less payables), and corporate pretax income. Each semi-annual period and year the Company sets objectives for sales, contribution income, net inventory, and pretax income based upon the Company's projections, each region/store manager's projections and historical results. These objectives are reviewed and approved by the Company's Compensation Committee. The actual bonus awarded each semi-annual period and for the year is based on a predefined percentage of the participant's regular salary for the year, as adjusted for actual versus budgeted results. Budgeted results give rise to a target bonus, while greater than budgeted results give rise to a larger bonus (up to 200 percent of target bonus), and lower than budgeted results will result in a smaller bonus (as low as 0 percent of target bonus). A portion of each participant's bonus is generally calculated on how well the participant's area of responsibility does, and a smaller portion is based on how well the Company does. The Company portion is capped at 200 percent and the store/region portion is capped at 200 percent.

ALL OTHER BONUSABLE PARTICIPANTS PROGRAM:

          The program applicable to all other management/supervisory and other bonusable participants not included in the regional and store program is based on the following formula: The bonus paid is based on the Company's objectives for sales, pretax income, net inventory, and various departmental budgets as prepared by the department's management, and approved by the Compensation Committee. The bonus amount paid is determined as a percentage of each participant's salary (target bonus), adjusted upward or downward based on performance. Participants can achieve a maximum of 200 percent of their target bonus for exceeding their performance goals or a minimum of 0 percent of target bonus for lower than predefined results. A portion of a participant's bonus is generally based on his/her department's results, with the larger portion based on the Company's pretax income results. Both the department and Company portion is capped at 200 percent. Eighty percent of the annual bonus payable to each executive officer at bonus plan for corporate targeted pretax income, net inventory, operational income, and/or departmental expense is paid in cash. The remaining twenty percent is withheld pursuant to the Company's Capital Bonus Plan and paid in the form of restricted shares of Company Common Stock over three years, subject to the executive officer being an employee at the time of vesting. The shares also vest on the retirement, death or disability of the executive officer.

YEAR-END REVIEW AND PAYMENT:

          Bonuses are generally paid in April following the year in which performance goals are measured. The Compensation Committee approves the final amount of total bonuses to be paid and the amount paid to executive officers prior to such payment. The Compensation Committee of the Board of Directors can approve discretionary amounts resulting from unusual circumstances affecting the Company.

SUPERIOR PERFORMANCE BONUS PLAN:

          Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, the Subsidiary President and Chief Executive Officer are eligible to receive stock bonuses based on the Company achieving superior performance levels as approved in advance by the Compensation Committee of the Board of Directors. The number of shares paid as a bonus, which vest one-third per year over a three-year period, is based on the ratio of shareholder value added as a percent of total assets. The shares are received when vested assuming the officer is an employee at the time of vesting. The shares also vest on the retirement, death or disability of the officer.